Exhibit 99.1

PRESS RELEASE
DICK’S Sporting Goods Reinstates Dividend Program

PITTSBURGH (June 12, 2020) – DICK’S Sporting Goods, Inc. (NYSE: DKS) today announced the reinstatement of its dividend program.

In the first quarter of 2020, following its temporary store closures, the Company announced temporary pay reductions for many salaried teammates, furloughs of a significant number of its workforce and the suspension of its dividend program and share repurchases, among other measures, to bolster its cash position and maximize flexibility as part of the Company’s initial response to COVID-19. Now, with strong early sales results as stores have re-opened and the expectation to have nearly 100% of its stores re-opened to the public by June 30, 2020, the Company has restored previously reduced salaries for all teammates, except for certain executives, and has returned substantially all teammates from furlough.

On June 10, 2020, the Board of Directors of DICK’S Sporting Goods, Inc. also reinstated the dividend program and authorized and declared a quarterly dividend of $0.3125 per share on the Company’s Common Stock and Class B Common Stock. The dividend is payable in cash on June 30, 2020, to stockholders of record at the close of business on June 22, 2020. Additionally, the Company may resume opportunistic share repurchases under its current authorizations.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and may change due to various important factors, many of which may be beyond the Company's control. The Company's future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements in this release address, among other things, the re-opening of stores and the Company’s share repurchases and dividend program.

Factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statements include, but are not limited to, the impact on our business, operations and financial results due to the duration and scope of the COVID-19 pandemic, including whether there is a second wave or periods of increases in the number of COVID-19 cases in areas in which we operate, and the restrictions imposed by federal, state, and local governments in response to the pandemic; changes in consumer discretionary spending, including those caused by COVID-19; store closures and other impacts to our business resulting from civil disturbances; investments in omni-channel growth not producing the anticipated benefits within the expected time-frame or at all; risks relating to private brands and new retail concepts; investments in business transformation initiatives not producing the anticipated benefits within the expected time-frame or at all;

the amount devoted to strategic investments and the timing and success of those investments; the results of the strategic review of the hunt business, including Field & Stream; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and the ability to identify new trends and have the right trending products in stores and online, including changes caused by COVID-19; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with the eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with information systems; factors affecting vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars, including disruptions and cancellations due to COVID-19; weather-related disruptions and seasonality of the Company's business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect the Company’s actual results, see the risk factors set forth in the Company’s filings with the SEC, including the most recent Annual Report filed with the SEC on March 20, 2020, and the Quarterly Report on Form 10-Q filed on June 3, 2020. The Company does not undertake any obligation to update or revise any forward-looking statement in this release, except as required by applicable law or regulation.

About DICK'S Sporting Goods, Inc.
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of May 2, 2020, the Company operated 726 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as GameChanger, a youth sports mobile app for scheduling, communications and live scorekeeping. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Senior Director of Investor Relations
DICK'S Sporting Goods, Inc.
(724) 273-3400 or investors@dcsg.com

Media Relations:
(724) 273-5552 or press@dcsg.com

Category: Financial
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